                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a party other than the Registrant / /

Check the appropriate box:
/ /        Preliminary proxy statement
/X/        Definitive proxy statement
/ /        Confidential, for use of the Commission only as permitted by Rule 14a-6(e)(2)
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              SCHULER HOMES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

           /X/        No fee required.
           / /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

           1)         Title of each class of securities to which transaction applies:

           2)         Aggregate number of securities to which transaction applies:

           3)         Per unit price or other underlying value of transaction computed pursuant to
                      Exchange Act Rule 0-11:

           4)         Proposed maximum aggregate value of transaction:
           5)         Total fee paid:

           / /        Fee previously paid with preliminary materials.

           / /        Check box if any part of the fee is offset as provided by Exchange Act Rule
                      0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
           1)         Amount previously paid:
           2)         Form, Schedule or Registration Statement No.:
           3)         Filing party:
           4)         Date filed:

                              SCHULER HOMES, INC.
                              828 FORT STREET MALL
                                  FOURTH FLOOR
                               HONOLULU, HI 96813

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 23, 1997

                            ------------------------

To our Stockholders:

    You are cordially invited to attend the Annual Meeting of Stockholders of SCHULER HOMES, INC. (the "Company") which will be held at Room #1 on the 8th Floor of the Pacific Tower at 1001 Bishop Street, Honolulu, Hawaii, at 10:00 a.m. on May 23, 1997 for the following purposes:

    1.  To elect to the Board two directors;

    2. To consider and vote upon a proposal to ratify the selection of Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending December 31, 1997; and

    3. To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

    These matters are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on April 10, 1997 as the record date for determining those stockholders who will be entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

    Representation of at least a majority of the shares of Common Stock of Schuler Homes, Inc. entitled to vote, whether present in person or represented by proxy, is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted.

    Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

                                         Very truly yours,

                                          /S/ JAMES K. SCHULER
                                          James K. Schuler
                                          CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Honolulu, Hawaii
April 18, 1997

              STOCKHOLDERS SHOULD READ THE ENTIRE PROXY STATEMENT
                   CAREFULLY PRIOR TO RETURNING THEIR PROXIES

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                       ANNUAL MEETING OF STOCKHOLDERS OF
                              SCHULER HOMES, INC.

                            TO BE HELD MAY 23, 1997

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SCHULER HOMES, INC. ("Schuler Homes" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders which will be held at 10:00 a.m. on May 23, 1997 at Room #1 on the 8th Floor of the Pacific Tower at 1001 Bishop Street, Honolulu, Hawaii 96813 or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the proxy card were first mailed to stockholders on or about April 18, 1997.

                         VOTING RIGHTS AND SOLICITATION

    The close of business on April 10, 1997 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of that date, Schuler Homes had 20,874,177 shares of common stock, $.01 par value per share (the "Common Stock"), issued, 20,100,177 of which were outstanding. All of the shares of the Company's Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and stockholders of record entitled to vote at the meeting will have one (1) vote for each share so held on the matters to be voted upon.

    Shares of the Company's Common Stock represented by proxies in the accompanying form which are properly executed and returned to Schuler Homes will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of the directors as described herein under "Proposal 1--Election of Directors" and FOR ratification of the selection of accountants as described herein under "Proposal 2--Ratification of Selection of Independent Public Accountants." Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any stockholder has the right to revoke his or her proxy at any time before it is voted by (i) delivering to the Company at its principal executive office at 828 Fort Street Mall, Fourth Floor, Honolulu, Hawaii 96813,
Attention: Chief Financial Officer, a written notice of revocation or duly executed proxy bearing a later date, or (ii) attending the meeting and voting in person. Election of directors by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election present in person or represented by proxy. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

    The entire cost of soliciting proxies will be borne by Schuler Homes. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, telegraph or special letter by officers and regular Schuler Homes employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company's Common Stock, and such persons may be reimbursed for their expenses.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The members of the Board of Directors of Schuler Homes are classified into three classes, one of which is elected at each Annual Meeting of Stockholders to hold office for a three-year term and until successors of such class have been elected and qualified. The nominees for the Board of Directors are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for director listed below. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for any nominee listed below. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

    THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES LISTED BELOW.

NOMINEES TO BOARD OF DIRECTORS

                                                                                                 CLASS AND YEAR
                                                                                     DIRECTOR    IN WHICH TERM
NAME                                                PRINCIPAL OCCUPATION               SINCE      WILL EXPIRE        AGE
----------------------------------------  ----------------------------------------  -----------  --------------      ---
Pamela S. Jones.........................  Senior Vice President of Finance and            1992   Class II 2000           36
                                            Chief Financial Officer of Schuler
                                            Homes, Inc.

Martin T. Hart..........................  Independent businessman                         1992   Class II 2000           62

    Pamela S. Jones has been the Company's Senior Vice President of Finance and Chief Financial Officer since January 1992. From July 1988 to January 1992, Ms. Jones served as Vice President of Finance and Chief Financial Officer of JPS Hawaii, Inc., the predecessor of the Company. From September 1983 to May 1988, Ms. Jones worked as a Certified Public Accountant as Manager of the Enterprise Group for the Seattle, Washington office of Touche Ross & Co., a national accounting firm. Ms. Jones is a member of the Washington State Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

    Martin T. Hart has served as a director of the Company since April 1992. Mr. Hart is a businessman and investor and has owned and managed a number of companies over the years. Most recently, Mr. Hart was an owner and the co-manager of the Lake Catamount joint venture, which was sold in 1996. Mr. Hart also served as Chairman of the Board and Chief Executive Officer of Steamboat Ski Corporation from 1980 to 1989. Mr. Hart also serves as a director of P. J. America, a franchisee of Papa John's Pizza, Pacific National Bank Financial Group, a bank holding company, MassMutual Corporate Investors, a publicly held investment fund, MassMutual Participation Investors, a publicly held investment fund, and Optical Securities Corporation, a holographic technology company.

DIRECTORS NOT STANDING FOR ELECTION

    The members of the Board of Directors who are not standing for election at this year's Annual Meeting are set forth below.

                                                                                                 CLASS AND YEAR
                                                                                     DIRECTOR    IN WHICH TERM
NAME                                                PRINCIPAL OCCUPATION               SINCE      WILL EXPIRE        AGE
----------------------------------------  ----------------------------------------  -----------  --------------      ---
James K. Schuler........................  Chairman of the Board, President and            1992      Class I              58
                                          Chief Executive Officer of Schuler                          1998
                                          Homes, Inc.

Michael T. Jones........................  Executive Vice President of Operations          1992    Class I 1998           37
                                          of Schuler Homes, Inc.

Bert T. Kobayashi.......................  Attorney, Kobayashi, Sugita & Goda (law         1992   Class III 1999          56
                                          firm)

Thomas A. Bevilacqua....................  Attorney, Brobeck, Phleger & Harrison           1997   Class III 1999          40
                                          LLP (law firm)

    James K. Schuler was the founder of the Company and has been the Company's Chairman of the Board, President and Chief Executive Officer since the Company's incorporation in Delaware in January 1992. From 1988 to January 1992, Mr. Schuler served as Chairman of the Board, President and Chief Executive Officer of JPS Hawaii, Inc., the predecessor of the Company. Since 1973 he has been President of James K. Schuler & Associates, Inc., a private single- and multi-family development company that constructs homes in Hawaii, California, Washington and Texas ("JKS"). Mr. Schuler is licensed to practice architecture in the State of California.

    Michael T. Jones has been the Company's Executive Vice President of Operations since January 1992. From July 1988 to January 1992, Mr. Jones served as Executive Vice President of Real Estate Development and Marketing of JPS Hawaii, Inc. From 1983 to June 1988, Mr. Jones was Construction Project Manager for Pacific West Sport & Racquet Clubs, a developer and operator of athletic and recreational facilities, and Vice President of Real Estate Development for JKS.

    Bert T. Kobayashi has served as a director of the Company since June 1992. Mr. Kobayashi is a senior partner of the Honolulu law firm Kobayashi, Sugita & Goda. Mr. Kobayashi has been a Director of First Hawaiian Bank since 1976 and has served as a director of FHB Holding Company, Inc., the parent company of First Hawaiian Bank, since 1990. Mr. Kobayashi served on the State of Hawaii's Judicial Selection Commission from 1985 through 1991, and was its chairperson from 1987 through 1989. Mr. Kobayashi is a member of the American Trial Lawyers Association, the American Board of Trial Advocates, the American Arbitration Association and the Executive Committee of the Japan-Hawaii Economic Council.

    Thomas A. Bevilacqua has been a director of the Company since April 1997. Mr Bevilacqua ia a partner of Brobeck, Phleger & Harrison LLP and is also a director of E*Trade Online Ventures. Mr. Bevilacqua has a BS and JD from the University of California.

    Pamela S. Jones is the daughter of James K. Schuler. Michael T. Jones and Pamela S. Jones are husband and wife.

                         BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of five meetings during fiscal 1996. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he or she served.

    The Company has an Audit Committee and a Compensation Committee of the Board of Directors. There is no nominating committee or committee performing the functions of such committee.

    The Audit Committee meets with the Company's financial management and its independent accountants and reviews internal control conditions, audit plans and results, and financial reporting procedures. This Committee, currently consisting of Michael T. Jones, Martin T. Hart and Bert T. Kobayashi, held one meeting during fiscal 1996.

    The Compensation Committee reviews and approves the Company's compensation arrangements for key employees and administers the 1992 Stock Option Plan. This Committee, currently consisting of Martin T. Hart, Bert T. Kobayashi and James
K. Schuler, held three meetings during fiscal 1996.

                             DIRECTOR REMUNERATION

    Non-employee members of the Board are each paid an annual retainer fee of $20,000 plus a fee of $500 per Board meeting and are reimbursed for all out-of-pocket costs incurred in connection with their attendance at such meetings. Upon joining the Board, each non-employee Board member also receives an option grant for 20,000 shares of Common Stock under the Company's 1992 Stock Option Plan. The exercise price per share for the initial grant made to Thomas
A. Bevilacqua was $5.625, the fair market value per share of Common Stock on the grant date. Similar automatic option grants in the amount of 5,000 shares are made annually to each individual who continues to serve as a non-employee Board member on the date of each subsequent Annual Meeting of Stockholders. Accordingly, in May 1996, Martin T. Hart and Bert T. Kobayashi each received an option grant for 5,000 shares of Common Stock with an exercise price of $7.188 (May 1996).

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Certificate of Incorporation and Bylaws provide for indemnification of all directors and officers. Each director and officer of the Company has entered into a separate indemnification agreement with the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1997 by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of the Common Stock of the Company, (ii) each director, (iii) each officer listed in the Summary Compensation Table and (iv) all directors and executive officers as a group. All shares are subject to the named person's sole voting and investment power except where otherwise indicated.

                                                             NUMBER OF SHARES
NAME AND ADDRESS                                               BENEFICIALLY       PERCENT OF
OF BENEFICIAL OWNER                                                OWNED         COMMON STOCK
-----------------------------------------------------------  -----------------  ---------------
James K. Schuler (1)(2)
828 Fort Street Mall, 4th Floor
Honolulu, Hawaii 96813.....................................       11,507,178           57.2%
State of Wisconsin Investment Board (3)
P.O. Box 7842
Madison, Wisconsin 53707...................................        1,520,000            7.6%

Franklin Resources, Inc. (4)
777 Mariners Island Boulevard
San Mateo, California 94404................................        1,415,000            7.0%

David L. Babson and Company
Incorporated (DLB) (5)
One Memorial Drive
Cambridge, Massachusetts 02142-1300........................        1,058,500            5.3%

Michael T. Jones (6).......................................           72,436          (7)

Harvey L. Goth (8).........................................           12,388          (7)

Pamela S. Jones (2)(9).....................................            72,436         (7)

Mary K. Flood (10).........................................             5,917         (7)

Martin T. Hart (11)........................................            23,350         (7)

Bert T. Kobayashi (12).....................................            24,167         (7)

Thomas A. Bevilacqua.......................................                 0         (7)

All directors and executive officers as a group
  (10 persons) (2)(13).....................................        11,660,758           58.0%

------------------------

(1) Excludes 24,501 shares, of which Mr. Schuler has no voting or investment power, owned by Mrs. Schuler.

(2) Excludes 200,000 shares held by a nonprofit corporation for which Mr. Schuler and Ms. Jones serve as directors. The other four directors consist of Mr. Schuler's wife and three of their respective children not sharing the same household. Each of Mr. Schuler and Ms. Jones disclaims beneficial ownership of such shares.

(3) Information as of December 31, 1996 per Schedule 13G filed pursuant to Rule 13d-1(b) or 13d-2(b) of the Securities Exchange Act of 1934, as amended. The State of Wisconsin Investment Board retains sole voting and dispositive power for all shares.

(4) Information as of December 31, 1996, per Schedule 13G filed pursuant to Rule 13d-1(b) or 13d-2(b) of the Securities Exchange Act of 1934, as amended. Such shares are owned by one or more closed-end investment companies or other managed accounts which are advised by subsidiaries of Franklin Resources Inc. ("FRI"), which subsidiaries have sole voting and investment power over such shares. The Schedule 13G was filed by FRI, Charles B. Johnson and Rupert H. Johnson, Jr., (each of whom owns in excess of 10% of the outstanding Common Stock of FRI), both with the same address, and Templeton Investment Counsel, Inc. (investment adviser to Franklin Resources, Inc.), 500 E. Broward Blvd., Suite 2100, Ft. Lauderdale, FL 33394.

(5) Information as of December 31, 1996, per Schedule 13G filed pursuant to Rule 13d-1(b) or 13d-2(b) of the Securities Exchange Act of 1934, as amended. Such 1,058,500 shares were owned by various investors for which DLB acts as investment advisor, and, therefore, may be deemed to be the beneficial owner. DLB had sole voting power with respect to 362,900 of such shares.

(6) Includes (i) 1 share, of which Mr. Jones has no voting or investment power, owned by Ms. Jones, (ii) 6,800 shares, of which Mr. Jones and Ms. Jones have shared voting and investment power, held by Mr. Jones and Ms. Jones as custodian for their children, (iii) 32,317 shares which Mr. Jones has the option to purchase within 60 days of March 31, 1997, and (iv) 31,817 shares which Ms. Jones has the option to purchase within 60 days of March 31, 1997.

(7) Less than 1%.

(8) Represents 12,388 shares which Mr. Goth has the option to purchase within 60 days of March 31, 1997.

(9) Includes (i) 1 share, of which Ms. Jones has no voting or investment power, owned by Mr. Jones, (ii) 6,800 shares, of which Mr. Jones and Ms. Jones have shared voting and investment power, held by Mr. Jones and Ms. Jones as custodian for their children, (iii) 31,817 shares which Ms. Jones has the option to purchase within 60 days of March 31, 1997, and (iv) 32,317 shares which Mr. Jones has the option to purchase within 60 days of March 31, 1997.

(10) Represents 5,917 shares which Ms. Flood has the option to purchase within 60 days of March 31, 1997.

(11) Represents 23,350 shares which Mr. Hart has the option to purchase within 60 days of March 31, 1997.

(12) Includes 24,167 shares which Mr. Kobayashi has the option to purchase within 60 days of March 31, 1997.

(13) Includes shares which the directors and executive officers have the option to purchase within 60 days of March 31, 1997. Does not include an aggregate of 96,500 shares issuable upon exercise of stock options which are not currently exercisable and will not be exercisable within 60 days of March 31, 1997. See also footnotes 6 and 9 above.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the compensation earned by the Company's Chief Executive Officer and the Company's four other highest-paid executive officers for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1996, 1995 and 1994, respectively.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                         COMPENSATION
                                                                                        --------------
                                                                                            AWARDS
                                                            ANNUAL COMPENSATION         --------------
                                                     ---------------------------------    SECURITIES      ALL OTHER
                                                                  SALARY                  UNDERLYING    COMPENSATION
            NAME AND PRINCIPAL POSITION                YEAR       ($)(1)     BONUS($)      OPTIONS         ($)(2)
---------------------------------------------------  ---------  ----------  ----------  --------------  -------------
James K. Schuler                                          1996  $  650,000           0           0                0
Chairman of the Board, President and Chief                1995  $  650,000           0           0                0
Executive Officer                                         1994  $  625,203  $  250,000           0                0

Michael T. Jones                                          1996  $  181,253           0      15,000        $   5,422
Executive Vice President of Operations                    1995  $  168,750  $   13,000      10,000(3)     $   4,642
                                                          1994  $  161,000  $   65,000       5,000        $   4,574

Harvey L. Goth                                            1996  $  149,000           0       5,000        $   8,625
Senior Vice President of Acquisitions                     1995  $  148,000  $   13,000       5,000(3)     $   8,625
                                                          1994  $  143,750  $   35,000       2,500        $   8,266

Pamela S. Jones                                           1996  $  137,784           0      10,000        $   4,478
Senior Vice President of Finance and Chief                1995  $  145,000  $   13,000       9,000(3)     $   4,058
Financial Officer                                         1994  $  140,000  $   55,000       5,000        $   4,051

Mary K. Flood                                             1996  $   60,000  $   62,190       3,000        $   7,135
Vice President of Sales and Marketing                     1995  $   50,250  $   62,850       5,500(3)     $   6,620
                                                          1994  $   47,250  $   78,750       2,500        $   2,853

------------------------

(1) Salary includes amounts deferred pursuant to the 401(k) Retirement Savings Plan.

(2) Represents the Company's discretionary and matching contributions made to the 401(k) Retirement Savings Plan.

(3) Includes the following related to options originally granted in 1994 and exchanged in 1995 at a new exercise price:

Michael T. Jones                                   5,000
Harvey L. Goth                                     2,500
Pamela S. Jones                                    5,000
Mary K. Flood                                      2,500

STOCK OPTIONS

    The following table contains information concerning the grant of stock options under the Company's 1992 Stock Option Plan for the 1996 fiscal year to the named executive officers. No stock appreciation rights were granted to the named executive officers during such fiscal year. The table also lists potential realizable values of such options on the basis of assumed annual compounded stock appreciation rates of 5% and 10% over the life of the options which are set at a maximum of 10 years.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS
---------------------------------------------------------------------------------------------   POTENTIAL REALIZABLE
                                                      % OF TOTAL                                  VALUE AT ASSUMED
                                        NUMBER OF       OPTIONS                                ANNUAL RATES OF STOCK
                                       SECURITIES     GRANTED TO                               PRICE APPRECIATION FOR
                                       UNDERLYING    EMPLOYEES IN    EXERCISE OR                    OPTION TERM
                                         OPTIONS        FISCAL      BASE PRICE($/  EXPIRATION  ----------------------
NAME                                  GRANTED(#)(1)     YEAR(2)        SH)(3)         DATE     5% ($)(4)   10% ($)(4)
------------------------------------  -------------  -------------  -------------  ----------  ----------  ----------
James K. Schuler (5)................            0           0              0           0                0           0
Michael T. Jones....................       15,000          16.9%      $    6.00     11/12/07   $  146,601  $  233,437
Harvey L. Goth......................        5,000           5.6%      $    6.00     11/12/07   $   48,867  $   77,812
Pamela S. Jones.....................       10,000          11.3%      $    6.00     11/12/07   $   97,734  $  155,625
Mary K. Flood.......................        3,000           3.4%      $    6.00     11/12/07   $   29,320  $   46,687

------------------------

(1) Each option will become exercisable for 25% of the option shares after 12 months of continued service from the date of grant. The balance of the option shares will become exercisable in a series of 36 successive equal monthly installments upon the optionee's completion of each additional month of service measured from the first anniversary of the date of grant. The options listed in the above table for the named executive officers at an exercise price of $6.00 were granted on November 13, 1996.

    Each option will become immediately exercisable for all of the option shares in the event the Company is acquired by merger or sale of substantially all of the Company's assets or outstanding Common Stock, unless the option is assumed or otherwise replaced by the acquiring entity. The Compensation Committee has authority to provide for the acceleration of each option in connection with certain hostile tender offers or proxy contests for Board membership. Each option includes a limited stock appreciation right pursuant to which the option, if in effect for at least six months, will automatically be cancelled upon the occurrence of certain hostile tender offers, in return for a cash distribution from the Company based on the tender offer price per share. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee's cessation of service with the Company.

(2) Includes options granted pursuant to the Company's Automatic Option Grant Program for non-employee directors.

(3) The exercise price of each option may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state tax liability incurred in connection with such exercise. The Compensation Committee has the authority to reprice outstanding options through the cancellation of those options and the grant of replacement options with an exercise price equal to the lower fair market value of the option shares on the regrant date.

(4) The potential realizable value is reported net of the option price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option. These amounts are calculated based on the requirements of the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers.

(5) James K. Schuler has not been granted options under the 1992 Stock Option Plan.

OPTION EXERCISES AND HOLDINGS

    The following table provides information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the last fiscal year. No stock appreciation rights were exercised during, or held by such named executive officers as of the end of, fiscal 1996.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                                                      VALUE OF UNEXERCISED IN-THE-
                                                                                                      MONEY OPTIONS AT FY-END ($)
                                                                           NUMBER OF SECURITIES        (MARKET PRICE OF SHARES AT
                                                   VALUE REALIZED ($)     UNDERLYING UNEXERCISED      FY-END ($6.25) LESS EXERCISE
                                                    (MARKET PRICE AT      OPTIONS AT FY-END (#)                  PRICE)
                                 SHARES ACQUIRED     EXERCISE, LESS     --------------------------  --------------------------------
NAME                             ON EXERCISE (#)     EXERCISE PRICE)    EXERCISABLE  UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------------------  -----------------  -------------------  -----------  -------------  -----------------  -------------
James K. Schuler..............              0                   0                0             0                0                0
Michael T. Jones..............              0                   0           30,233        21,667                0        $   3,750
Harvey L. Goth................              0                   0           11,450         8,250                0        $   1,250
Pamela S. Jones...............              0                   0           29,838        16,063                0        $   2,500
Mary K. Flood.................              0                   0            5,031         6,469                0        $     750

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") of the Board of Directors sets the base salary of the Company's executive officers and approves individual bonus programs for executive officers. Option grants to executive officers are made by the Committee, and the Committee has complete discretion in establishing the terms of each such grant.

    CEO COMPENSATION

    The following is a summary of policies of the Committee that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this Proxy Statement. In January 1992, prior to the Company's initial public offering, the Company entered into an employment agreement with James K. Schuler, the Company's Chief Executive Officer, providing for the payment of a base annual salary of $420,000 or an amount otherwise agreed upon by the parties. The Committee took action during 1994 to increase Mr. Schuler's annual base salary to $650,000 effective April 1, 1994 (resulting in a 1994 base salary of $625,203). The employment agreement had an initial term of three years, and requires Mr. Schuler to devote substantially all of his time to Company affairs. The employment agreement is automatically renewable for a one-year term commencing on each anniversary of the date of such agreement, unless either party notifies the other party otherwise. No such notice of termination was given for 1995 or 1996 or 1997. The Committee played no role in the negotiation of this agreement. However, Mr. Schuler's base compensation is influenced by the following policies.

    COMPENSATION PHILOSOPHY

    The Committee applies a consistent philosophy to compensation for all employees, including executive officers. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and stockholders.

    - THE COMPANY PAYS COMPETITIVELY. The Company is committed to providing a pay program that helps attract and retain quality employees. To ensure that pay is competitive, the Company compares its pay practices with those of companies in its industry and in the Hawaiian market and sets its pay parameters based on this review. The base salary for the Company's executive officers approximate the average for the comparison group, reflecting the Company's relative position within the group. The public homebuilders included in the comparison group are substantially the ones included in the peer group index reflected on the Performance Graph.

    - THE COMPANY PAYS FOR RELATIVE SUSTAINED PERFORMANCE. Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit and performance relative to competitors. Individual performance is evaluated by reviewing development progress against set objectives and the degree to which Company values are fostered.

    - THE COMPANY STRIVES FOR FAIRNESS IN THE ADMINISTRATION OF PAY. The Company strives to balance the compensation paid to a particular individual and the compensation paid to other persons both inside the Company and at comparable companies.

    GENERAL COMPENSATION POLICY

    The Committee's overall policy is to offer the Company's executive officers competitive cash- and equity-based compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. One of the Committee's primary objectives is to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his or her own level of performance.

    The principal factors taken into account in establishing each executive officer's compensation package are summarized below. Additional factors may be taken into account to a lesser degree, and the relative weight given to each factor varies with each individual in the sole discretion of the Committee. The Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

    CASH-BASED COMPENSATION. The Committee sets base salary for executive officers on the basis of personal performance, the salary levels in effect for comparable positions with other companies in the industry (as discussed above) and in the Hawaiian market and internal comparability considerations. There have been no meaningful increases in the base salaries of executive officers since 1994. The aggregate amount of the Company's annual bonus pool is based on a percentage of the Company's pre-tax income. This amount is allocated to executive officers, including the Chief Executive Officer, taking into consideration the officer's salary level and individual performance. No bonus was paid to the Chief Executive Officer or any other executive officer for 1996 (except for the Vice President of Sales and Marketing) since the bonus pool was insufficient. The 1996 bonus pool was allocated to all other employees. The Company also has a 401(k) retirement savings plan to which it can contribute a portion of profits and such contribution is allocated to eligible participants in proportion to their total compensation for the year relative to the total aggregate compensation for all eligible participants. The Company believes that all employees share the responsibility of achieving profits.

    LONG-TERM EQUITY-BASED COMPENSATION. The Committee intends to make stock option grants on an annual basis. Each grant is designed to align the interests of the executive officers with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the officer only if he or she remains in the employ of the Company and the market price of the shares appreciates over the option term. The size of the option grant to each executive officer generally is set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but there is also taken into account the size of comparable awards made to individuals in similar positions in the industry as reflected in external surveys, the individual's potential for future responsibility and promotion over the option term, the individual's personal performance in recent periods and the number of options held by the individual at the time of grant. Generally, as an officer's level of responsibility increases, a greater portion of his or her total compensation will be dependent upon Company performance and stock price appreciation rather than base salary. The relative weight given to these factors varies with each individual in the sole discretion of the Committee.

    DEDUCTION LIMIT FOR EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation to be paid to the Company's executive officers for fiscal 1996 did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for fiscal 1997 will exceed that limit. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Committee has not taken any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this matter should the individual compensation of any executive officer ever approach the $1 million level.

    Submitted by the Compensation Committee of the Company's Board of Directors:

                                          Martin T. Hart
                                          Bert T. Kobayashi
                                          James K. Schuler

PERFORMANCE GRAPH

    The following performance graph shows the percentage change in cumulative total return to a holder of the Company's Common Stock, assuming dividend reinvestment, compared with the cumulative total return, assuming dividend reinvestment, of the Standard & Poor's 500 Stock Index and the peer group indicated below, during the period from March 19, 1992 (the date prior to the Company's initial public offering) through December 31, 1996.

                           TOTAL SHAREHOLDER RETURNS*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

YEARS ENDING      SCHULER HOMES INC       S&P 500 INDEX      PEER GROUP      DOLLARS
19-Mar-92                       $100.00           $100.00          $100.00
Dec 92                           105.65            108.76            89.88
Dec 93                           180.65            119.72           113.26
Dec 94                            91.94            121.30            68.55
Dec 95                            50.40            166.89            98.88
Dec 96                            40.32            205.20            95.37

------------------------

* $100 invested on 3/19/92 in stock, group or index.

                              Peer Group Companies

CENTEX CORP                               PRESLEY COMPANIES/DE
CONTINENTAL HOMES HOLDING CP              PULTE CORP
ENGLE HOMES INC                           RYLAND GROUP INC
HOVNANIAN ENTRPRS INC -CL A               STANDARD PACIFIC CP
KAUFMAN & BROAD HOME                      TOLL BROTHERS INC
LENNAR CORP                               UDC HOMES INC -LP
ORIOLE HOMES CORP -CL B                   WEBB (DEL E) CORP

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    James K. Schuler, the Chairman of the Board, President and Chief Executive Officer of the Company, was a member of the Compensation Committee during the fiscal year ended December 31, 1996.

    TRANSACTIONS WITH JAMES K. SCHULER AND ENTITIES CONTROLLED BY JAMES K.
     SCHULER

    The Company and James K. Schuler & Associates, Inc. ("JKS"), a corporation controlled by James K. Schuler, have entered into a management agreement pursuant to which certain management and administrative personnel of the Company will perform certain functions for JKS. JKS will reimburse the Company on a quarterly basis for its cost in providing such services. During fiscal 1996, $116,000 was charged to JKS by the Company pursuant to this agreement.

    From time to time, James K. Schuler has made loans to certain vendors or parties related to vendors which do business with the Company. In particular, as of December 31, 1996, Mr. Schuler had notes receivable and accrued interest thereon totaling $552,000 from a consultant to Schuler Homes, Inc.

    TRANSACTIONS WITH DIRECTORS

    From time to time, the Company has engaged the law firm of Kobayashi, Sugita & Goda to perform legal work. Bert T. Kobayashi, a director of the Company since June 1992, is a senior partner of this Honolulu law firm. During fiscal 1996, $66,000 in legal fees to Kobayashi, Sugita & Goda were incurred by the Company.

    From time to time, the Company has engaged the law firm of Brobeck, Phleger & Harrison LLP to perform legal work. Thomas A. Bevilacqua, a director of the Company since April 1997, is a partner of this law firm. During fiscal 1996, $152,310 in legal fees to Brobeck, Phleger & Harrison LLP were incurred by the Company.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended December 31, 1996 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent beneficial owners.

                                 ANNUAL REPORT

    The Annual Report of the Company for the fiscal year ended December 31, 1996 has been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material, In compliance with Rule 14a-3 promulgated under the Securities Exchange Act of 1934, the Company hereby undertakes to provide without charge to each person upon written request, a copy of the Company's Annual Report on Form 10-K, including the financial statements and financial schedules thereto. Requests for such copies should be directed to Schuler Homes, Inc., 828 Fort Street Mall, Fourth Floor, Honolulu, Hawaii 96813,
Attention: Investor Relations.

                                   PROPOSAL 2
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of Ernst & Young LLP served as independent public accountants for the Company for the fiscal year ended December 31, 1996. The Board of Directors has appointed Ernst & Young LLP to serve in the same capacity for the current fiscal year and is asking stockholders to ratify the selection of Ernst & Young LLP by the Board of Directors as independent public accountants. The affirmative vote of a majority of the shares presented and voting at the meeting is required to ratify the selection of Ernst & Young LLP. In the event that stockholders fail to ratify the selection of Ernst & Young LLP, the Board of Directors would reconsider such selection.

    A representative of Ernst & Young LLP is expected to attend the Annual Meeting and has indicated that he has no statement to make, but will be available to respond to appropriate questions and to make a statement if such representative desires to do so.

    THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be considered at the 1998 Annual Meeting of Stockholders must be received by Schuler Homes no later than December 19, 1997. The proposal must be mailed to the Company's principal executive offices, 828 Fort Street Mall, 4th Floor, Honolulu, Hawaii 96813, Attention: Pamela S. Jones. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                 OTHER MATTERS

    Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

    It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE WHICH HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

                                         By Order of the Board of Directors,

                                          /S/ PAMELA S. JONES
                                          Pamela S. Jones
                                          SECRETARY

April 18, 1997
Honolulu, Hawaii

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                           SCHULER HOMES, INC.

                                PROXY FOR
                    ANNUAL MEETING OF STOCKHOLDERS
                              MAY 23, 1997

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints James K. Schuler and Pamela S. Jones, and each or either of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of SCHULER HOMES, INC., held of record by the undersigned on April 10, 1997 at the Annual Meeting of Stockholders of Schuler Homes, Inc. to be held May 23, 1997, or at any adjournment thereof.

         (CONTINUED AND TO BE MARKED, DATED AND SIGNED ON OTHER SIDE)
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                         FOLD AND DETACH HERE

The Board of Directors recommends a vote FOR Proposal Nos. 1 and 2. This Proxy, when properly executed, will be voted as specified hereon. This Proxy will be voted FOR Proposal Nos. 1 and 2 if no specification is made.
INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name.

Please mark your votes as indicated in this example  /X/

1. ELECTION OF DIRECTORS

FOR   / /

WITHHOLD AUTHORITY  / /

Nominee: Pamela S. Jones
Nominee: Martin T. Hart

2. To ratify the selection of Ernst & Young LLP as independent public accountants of the Company.

FOR      / /

AGAINST  / /

ABSTAIN  / /

3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature(s)__________________________ Dated _______________, 1997

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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                        FOLD AND DETACH HERE